Investor Contact: Dave Crawford
Avanos Medical, Inc.
470-448-5177
Investor.Relations@Avanos.com

Media Contact: Elizabeth Volpe
Brunswick Group
212-333-3810
Avanos@BrunswickGroup.com

Avanos Medical Appoints Michael C. Greiner as Chief Financial Officer

ALPHARETTA, Ga., Dec. 30, 2019 - Avanos Medical, Inc. (NYSE: AVNS) today announced the appointment of Michael C. Greiner as senior vice president and chief financial officer, effective Jan. 1, 2020.
Greiner brings to Avanos more than 20 years of experience in corporate finance, accounting, treasury and M&A strategy development and execution. He most recently served as executive vice president and CFO for AngioDynamics, Inc., a publicly listed medical device company, where he played an integral role in transforming and optimizing its product portfolio through both internal development and M&A. Prior to that, Greiner was the CFO at Extreme Reach, Inc.
Greiner will be responsible for the company’s global finance and information technology organizations and will play a leading role in the execution of its growth strategy, performance management and value creation. He will report directly to Joe Woody, Avanos’ chief executive officer.
“Michael’s experience as a proven finance leader with a track record in change management and shareholder value creation makes him an ideal fit for Avanos as we complete our transformation to a pure-play medical device company,” said Mr. Woody, Avanos’ chief executive officer. “I am excited to work alongside Michael as we focus on executing our strategic priorities to accelerate top-line growth and expand margins.”
“I’m honored to be joining Avanos at a such a dynamic time in the company’s evolution,” stated Mr. Greiner. “I’m eager to begin working with this talented organization to build on the progress that has already been made in transforming the business, driving value-creating financial outcomes and positioning the company as an innovative industry leader.”
Greiner holds a Bachelor and Master of Science from Fairleigh Dickinson University and an MBA from Columbia University’s business school. He is a Certified Public Accountant.
About Avanos Medical, Inc.
Avanos Medical, Inc. (NYSE: AVNS) is a medical technology company focused on delivering clinically superior breakthrough medical device solutions to improve patients’ quality of life. Headquartered in Alpharetta, Ga., Avanos is committed to addressing some of today's most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands in more than 90 countries.
For more information, visit avanos.com.